Exhibit 99.1

FOR IMMEDIATE RELEASE

Source Interlink Announces Fiscal 2007 Fourth Quarter and Full-Year Results

BONITA SPRINGS, FL, April 25, 2007 – Source Interlink Companies, Inc. (Nasdaq: SORC), a leading provider of home entertainment products and marketing services, today announced financial results for the fiscal 2007 fourth quarter and full-year ending January 31, 2007.

Adjusted net income for the fiscal 2007 fourth quarter totaled $8.8 million, or $0.17 per diluted share. GAAP revenue totaled $482.9 million.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $22.5 million, which was a $1.3 million or 6.4% increase over the same period last year. Adjusted operating income for the fourth quarter totaled $18.9 million, an increase of 3.6% or $0.7 million over the prior year same quarter.  Adjusted operating income for the Company’s two largest operating segments improved 48.0% and 4.9% for Magazine Fulfillment and CD and DVD Fulfillment respectively, over the prior year fourth quarter.

For fiscal year 2007, adjusted net income totaled $28.7 million or $0.54 per diluted share, on total GAAP revenue of $1.9 billion, compared to prior year adjusted net income of $31.1 million or $0.59 per share, on total adjusted revenue of $1.6 billion.  Adjusted EBITDA for the year totaled $74.2 million, which was a $5.9 million or 8.7% improvement over fiscal year 2006.

GAAP net loss for the fiscal 2007 fourth quarter totaled $36.8 million, or a loss of $0.71 per diluted share, compared to fiscal 2006 fourth quarter net income from continuing operations of $2.5 million, or $0.05 per diluted share.  GAAP net loss from continuing operations for the fiscal year 2007 totaled $24.7 million, or a loss of $0.48 per diluted share. GAAP revenue for fiscal year 2007 increased $327.4 million or 21.4% to $1.85 billion compared to prior year total revenue of $1.53 billion.

GAAP financial results for the fiscal 2007 fourth quarter and full-year were impacted by a non-cash charge of $32.7 million related to the write-down of goodwill and intangibles associated with the Company’s In-Store Services segment as required by Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) and Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets” (SFAS 144).  The operating results for the fiscal 2007 fourth quarter and full-year were also impacted by costs related to consolidating recent acquisitions and the interest expense on the debt associated with these acquisitions, as well as certain other one-time events that are detailed in the Financial Highlights section of this press release.  Source’s adjusted operating results (a non-GAAP measure) for the fiscal 2007 fourth quarter and full-year periods do not include these costs, or the goodwill and intangibles impairment charge.  A reconciliation of GAAP financial results to amounts is included below in this press release.

Michael R. Duckworth, Chairman of Source Interlink, commented, “We continue to execute our strategy – posting solid adjusted EBITDA growth for the fourth quarter on a year-over-year basis, and making further progress in our effort to improve our cost structure and realize revenue and cost synergies that exist across our business.  While we are not immune to continuing pressures in the retail market, we are leveraging our leadership position to outperform the primary market segments we serve and gain market share in a volatile operating environment.  Going forward we will continue to focus on raising productivity and efficiency company-wide, which we believe will result in improved profitability for our shareholders over the long-term.”

Financial Highlights

The Company uses both generally accepted accounting principles (GAAP), and non-GAAP or adjusted financial measures to evaluate and report the results of its business.  A reconciliation of the adjusted financial measures to the GAAP financial measure appears later in the release.

The Company provides non-GAAP or adjusted financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results “through the eyes” of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as those disclosed in this release. This information facilitates management’s internal comparisons to the Company’s historical operating results.

Non-GAAP or adjusted information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items, such as amortization of acquired intangible assets, a non-cash goodwill and intangible impairment charge related to the In-Store Services operating segment, charges incurred to consolidate and integrate distribution facilities of recently acquired businesses, non-cash stock-based compensation; charges related to the resignation of the Company’s former CEO during the fourth quarter; costs incurred, to date, in connection with the Company’s review of strategic alternatives; and the operating income impact of converting a large magazine customer to a scan-based trading arrangement, that may have a material effect on the Company’s net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or adjusted information provided by the Company may be different from the non-GAAP or adjusted information provided by other companies.

GAAP earnings per share in the fiscal 2006 fourth quarter were calculated on 53.0 million diluted shares outstanding, compared with 51.9 million diluted shares outstanding in fiscal 2007 fourth quarter. GAAP earnings per share in the fiscal year 2006 were calculated on 50.9 million diluted shares outstanding, compared with 51.8 million diluted shares outstanding in fiscal year 2007.

See table below for reconciliation of GAAP financial results to adjusted amounts:

FY 2007

	Operating Income					Consolidated
	CD and DVD	Magazine	In-Store	Shared		Net (Loss)
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Income

GAAP	$39,079	$(503)	$(18,131)	$(37,625)	$(17,180)	$(24,656)
Adjustments:
Impairment of goodwill and intangibles	—	—	32,742	—	32,742	27,045
Amortization of acquired intangibles	7,513	4,862	—	—	12,375	10,222
Conversion to scan-based trading	—	16,200	—	—	16,200	13,381
Stock compensation expense	—	—	—	532	532	439
Relocation, integration and consolidation expenses	—	3,581	—	84	3,665	3,027
CEO resignation charges	—	—	—	9,557	9,557	7,894
Losses (gains) on disposal of fixed assets	287	(154)	(86)	903	950	785
Other	—	482	—	—	482	398
Strategic alternatives costs	—	—	—	1,117	1,117	923
Difference in GAAP and adjusted tax rate					—	(10,797)

Adjusted	$46,879	$24,468	$14,525	$(25,432)	$60,440	$28,661

	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$46,879	$24,468	$14,525	$(25,432)	$60,440
Depreciation and other amortization	7,137	3,136	1,485	2,155	13,913
Other income	—	(91)	(1)	(42)	(134)

Adjusted EBITDA	$54,016	$27,513	$16,009	$(23,319)	$74,219

Q4 2007

	Operating Income					Consolidated
	CD and DVD	Magazine	In-Store	Shared		Net (Loss)
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Income

GAAP	$15,222	$(12,052)	$(31,153)	$(17,722)	$(45,705)	$(36,840)
Adjustments:
Impairment of goodwill and intangibles	—	—	32,742	—	32,742	27,045
Amortization of acquired intangibles	1,878	1,890	—	—	3,768	5,058
Conversion to scan-based trading	—	16,200	—	—	16,200	13,381
Stock compensation expense	—	—	—	132	132	199
Relocation, integration and consolidation expenses	—	574	—	(215)	359	1,044
CEO resignation charges	—	—	—	9,557	9,557	7,894
Losses (gains) on disposal of fixed assets	—	(154)	6	374	226	350
Other	—	482	—	—	482	398
Strategic alternatives costs	—	—	—	1,117	1,117	923
Difference in GAAP and adjusted tax rate	—	—	—	—	—	(10,637)

Adjusted	$17,100	$6,940	$1,595	$(6,757)	$18,878	$8,815

	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$17,100	$6,940	$1,595	$(6,757)	$18,878
Depreciation and other amortization	2,015	874	323	584	3,796
Other income	2	(85)	(10)	(82)	(175)

Adjusted EBITDA	$19,117	$7,729	$1,908	$(6,255)	$22,499

FY 2006

	Operating Income					Consolidated
	CD and DVD	Magazine	In-Store	Shared		Net (Loss)
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Income

GAAP	$34,503	$13,822	$13,218	$(26,294)	$35,249	$14,325
Adjustments:
Amortization of acquired intangibles	6,467	1,947	-	—	8,414	7,674
Merger and acquisition costs	—	—	344	2,975	3,319	2,058
Insurance procees from hurricane	1,000	—	—	—	1,000	620
Alliance’s february results	2,581	—	—	—	2,581	1,600
Write-off primarily related to bankruptcy	2,800	3,089	—	—	5,889	3,651
Difference in GAAP and adjusted tax rate	—	—	—	—	—	1,118

Adjusted	$47,351	$18,858	$13,562	$(23,319)	$56,451	$31,046

	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$47,351	$18,858	$13,562	$(23,319)	$56,451
Depreciation and other amortization	5,091	2,499	1,839	2,019	11,448
Other income	183	130	46	8	367

Adjusted EBITDA	$52,625	$21,487	$15,447	$(21,292)	$68,267

Q4 2006

	Operating Income					Consolidated
	CD and DVD	Magazine	In-Store	Shared		Net (Loss)
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Income

GAAP	$11,575	$249	$3,433	$(6,430)	$8,828	$2,495
Adjustments:
Amortization of acquired intangibles	1,925	1,352	—	—	3,277	2,763
Merger and acquisition costs	—	—	—	226	226	140
Write-off primarily related to bankruptcy	2,800	3,089	—	—	5,889	3,651
Difference in GAAP and adjusted tax rate	—	—	—	—	—	922

Adjusted	$16,300	$4,690	$3,433	$(6,204)	$18,219	$9,971

	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$16,300	$4,690	$3,433	$(6,204)	$18,219
Depreciation and other amortization	1,300	688	464	527	2,979
Other income	-	38	(97)	12	(47)

Adjusted EBITDA	$17,600	$5,416	$3,800	$(5,665)	$21,151

Segment Results

CD and DVD Fulfillment Segment – The CD and DVD Fulfillment segment reported GAAP revenue of $299.4 million, gross margin of 17.1% and adjusted operating income of $17.1 million for the fourth quarter.   Net revenue for the fiscal 2007 fourth quarter decreased 2.1% to $299.4 million compared to $305.9 million in the adjusted fiscal 2006  fourth quarter. Adjusted operating income increased 4.9% to $17.1 million. Adjusted operating margins increased from 5.3% in the prior year fourth quarter to 5.7% in the current year period. Gross profit margins for the fourth quarter increased slightly to 17.1% from 17.0%.

For the fiscal year 2007, the CD and DVD Fulfillment segment produced GAAP revenue of $971.5 million, adjusted operating income of $46.9 million, and a GAAP gross margin of 17.9%.  For comparative purposes, adjusted revenue for the fiscal year 2006 was $962.6 million.  Adjusted operating income was $47.5 million in fiscal 2006. Adjusted gross margin increased from 17.5% for the prior year period.  Adjusted operating margins decreased modestly to 4.8% from 4.9%.

Magazine Fulfillment Segment – The Company’s Magazine Fulfillment segment, which includes the distribution service areas in Southern California and Washington D.C./Baltimore acquired as of March 30, 2006, reported GAAP revenue of $169.3 million compared with $151.3 million in the prior year fourth quarter, an increase of 11.9%, or $18.0 million.  GAAP gross profit margins decreased from 24.5% in the prior year period to 23.8% in the current period.  The revenue and the gross profit were negatively impacted by the conversion of a large specialty customer to a scan based trading relationship, however the overall revenue was positively impacted by the Southern California and Washington D.C./Baltimore acquisitions.  Adjusted operating income increased 48.0% to $6.9 million in the fiscal 2007 fourth quarter. Adjusted operating margins remained unchanged year-over-year at 3.1%, however our fiscal 2007 year included additional mainstream business acquired during the year that historically generates lower margins than our specialty business.

For fiscal year 2007, the Magazine Fulfillment segment reported GAAP revenue of $809.8 million, compared with $566.4 million in the prior year period, an increase of 43.0% due primarily to the impact of the acquisitions described above. GAAP gross margin increased to 23.2% in the current period from 22.7% in the prior year period.  Adjusted operating income increased 29.7% to $24.5 million compared to $18.9 million. Adjusted operating margins decreased to 3.0% from 3.3% attributable to the increased Levy and Anderson business in the mainstream market that historically generated lower operating margins than the specialty business, coupled with the negative impact created by converting a large specialty customer to scan based trading.

In-Store Services Segment – The In-Store Services segment recorded GAAP revenue of $14.3 million in the fiscal 2007 fourth quarter, compared with $16.2 million in the year-ago quarter, primarily due to fewer wood store fixtures ordered for new stores and remodels compared to last year. Adjusted operating income for the fiscal 2007 fourth quarter was $1.6 million, versus $3.4 million in the prior year period. Adjusted operating margins decreased to 11.2% from 21.2%.

For fiscal year 2007, the In-Store Services segment reported GAAP revenue of $73.6 million, compared with $71.6 million in the prior year period.  Adjusted operating income for the fiscal year 2007 was $14.5 million, versus $13.6 million for the prior year period, while operating margins increased to 19.7% from 18.9%, attributable to improvements in the display manufacturing businesses.

In line with Source Interlink’s strategy of improving efficiency and realizing cost synergies company-wide, the Company is currently pursuing a sale of its custom wood store fixture division, which is a part of the In-Store Services operating segment.  The Company views this division as a non-core element of its In-Store Services business, and the expected sale will allow the Company to focus greater resources on the core elements of its In-Store Services business, including front-end management, information services and wire fixture manufacturing.

Shared Services Segment – The Shared Services segment consists of shared overhead functions associated with the individual operating segments. Shared Services reported an adjusted operating loss in the fiscal 2007 fourth quarter of $6.8 million, compared with

$6.2 million in the prior year period. Shared Services as a percentage of consolidated GAAP revenue remained unchanged at 1.3% compared to the prior year period.

For fiscal year 2007, Shared Services reported an adjusted operating loss of $25.4 million, compared to $23.3 million in the prior year period.  Shared services as a percentage of GAAP revenue decreased to 1.3% from 1.7% as compared to the prior year period.

Recent Business Highlights

•                  On February 15, 2007, the Company announced the appointment of Terrence J. Wallock, veteran retail grocery and food chain executive, to its Board of Directors as a non-executive, independent director. Mr. Wallock serves as the Chairman of the Company’s Nominating and Corporate Governance Committee and as a member of the Board’s Compensation Committee.

•                  On March 22, 2007, the Company held its fiscal 2006 Annual Meeting of Stockholders and received notification from the NASDAQ Stock Market informing the Company that it regained full compliance for continued stock listing on the NASDAQ National Market.

•                  NCircle Entertainment, an Alliance Entertainment Corp. division that licenses, manufactures and distributes family and children’s programming and related images for home entertainment and consumer products, announced multi-year distribution agreements with DIC Entertainment, Thomas Nelson, Inc. and Seville Pictures, and a multi-year merchandising, broadcast and home entertainment distribution rights agreement with Bert Smets Productions.

Fiscal 2007 Fourth Quarter and Full-Year Conference Call

Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2007 fourth quarter and full-year results on Wednesday, April 25, 2007 at 4:30 p.m. Eastern Standard Time. To access the teleconference, please dial 888-321-3075 (U.S. callers) and 973-582-2855 (Int’l callers) ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s Web site at www.sourceinterlink.com. A replay of the conference call will be available through Wednesday, May 2, 2007 that can be accessed by dialing 877-519-4471 (U.S. callers) or 973-341-3080 (Int’l callers), passcode: 8701178. The webcast will also be archived on www.sourceinterlink.com for 30 days.

About Source Interlink Companies, Inc.

Source Interlink Companies is a leading marketing, merchandising and fulfilment company of entertainment products including DVDs, music CDs, magazines, books and related items.  The Company’s fully integrated businesses include:

•                  Distribution and fulfilment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet

•                  Import and export of periodicals sold in more than 100 markets worldwide

•                  Coordination of product selection and placement of impulse items sold at checkout counters

•                  Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

•                  Design, manufacture and installation of wire fixtures and custom wood displays in major retail chains

•                  Licensing of children’s and family-friendly home entertainment products

Source Interlink serves approximately 110,000 retail store locations throughout North America.  Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise.  For more information, please visit the company’s Web site at www.sourceinterlink.com.

This press release contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, (iii) an evolving market for entertainment media, (iv) the ability to obtain product in sufficient quantities; (v) adverse changes in general economic or market conditions; (v) the ability to attract and retain employees; (vi) intense competition in the marketplace and (vii) other events and other important factors disclosed previously and from time to time in Source Interlink’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 25, 2007.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

Contacts:
Investors:		Media:
Dean Heine	Todd St.Onge	Nancy Zakhary
Investor Relations	Brainerd Communicators	Brainerd Communicators
Source Interlink Companies, Inc.	212-986-6667	212 986-6667
239-949-4450	stonge@braincomm.com	nancy@braincomm.com
dheine@sourceinterlink.com

Tables follow:

Source Interlink Companies, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

Quarter ended January 31,	2007	2006
Revenues	$482,963	$473,381
Costs of revenues	387,609	381,555
Gross profit	95,354	91,826
Selling, general and administrative expense	70,225	52,864
Fulfillment freight	30,079	23,966
Depreciation and amortization	7,377	5,942
Impairment of goodwill and intangible assets	32,742
Integration and relocation expenses	367	—
Disposal of land, building and equipment, net	269	—
Merger and acquisition costs	—	225
Operating (loss) income	(45,705)	8,829
Other income (expense)

Interest expense, net	(3,991)	(2,090)
Other	(196)	(30)
Total other income (expense)	(4,187)	(2,120)
(Loss) income from continuing operations before income taxes	(49,892)	6,709
Income tax (benefit) expense	(13,052)	4,213
(Loss) income from continuing operations	(36,840)	2,496
Loss from discontinued operation, net of tax	—	—
Net (loss) income	$(36,840)	$2,496
Earnings per share – diluted
Continuing operations	$(0.71)	$0.05
Discontinued operations	—	—
Total	(0.71)	0.05

Weighted average of shares outstanding – diluted	51,916	52,988

Fiscal year ended January 31,	2007	2006
Revenues	$1,854,845	$1,527,451
Costs of revenues	1,468,788	1,219,997
Gross profit	386,057	307,454
Selling, general and administrative expense	236,655	177,867
Fulfillment freight	103,858	72,806
Depreciation and amortization	25,368	18,213
Impairment of goodwill and intangible assets	32,742	—
Integration and relocation expenses	3,664	—
Disposal of land, building and equipment, net	950	—
Merger and acquisition costs	—	3,319
Operating (loss) income	(17,180)	35,249
Other income (expense)
Interest expense, net	(12,536)	(6,574)
Other	(134)	203
Total other income (expense)	(12,670)	(6,371)
(Loss) income from continuing operations before income taxes	(29,850)	28,878
Income tax (benefit) expense	(5,194)	14,553
(Loss) income from continuing operations	(24,656)	14,325
Loss from discontinued operation, net of tax	—	(1,446)
Net (loss) income	$(24,656)	$12,879
Earnings per share – diluted
Continuing operations	$(0.48)	$0.28
Discontinued operations	—	(0.03)
Total	$(0.48)	$0.25

Weighted average of shares outstanding – diluted	51,838	50,894

Source Interlink Companies, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

January 31,	2007	2006
Cash	$—	$23,239
Trade receivables, net	102,658	129,782

Purchased claim receivable	16,983	9,922
Inventories	248,941	198,483
Income tax receivable	9,932	2,180
Deferred tax asset	29,531	16,403
Other	5,440	6,058
	413,485	386,067
Property, Plant and Equipment, net	67,915	66,716
Goodwill, net	395,902	302,293
Intangibles	118,971	118,988
Other	13,758	10,408
Total Assets	$1,010,031	$884,472

Checks issued against future advances on revolving credit facilities	$1,465	$—
Accounts payable and accrued expenses	371,012	321,074
Deferred revenue	2,630	3,226
Current maturities of debt, including capital leases	8,845	6,984
	383,962	331,284
Debt, less current liabilities	147,603	81,845
Deferred tax liability	32,500	4,526
Other	6,518	7,224

Total Liabilities	570,583	424,879
Equity	439,448	459,593

Total Liabilities and Equity	$1,010,031	$884,472